Employer ID No: 36-3536544
Plan No: 002			Exhibit 99.1
SFN GROUP 401(k) BENEFIT PLAN
Form 5500, Schedule H, Line 4(i)-
Supplemental Schedule of Assets
(Held at End of Year)
As of December 31, 2010

	DESCRIPTION OF		CURRENT
IDENTITY OF PARTY	INVESTMENT	COST**	VALUE

American Beacon Large Cap Value	Mutual Fund		$877,823
American Funds Growth Fund of America	Mutual Fund		2,527,330
Columbia Mid Cap Value	Mutual Fund		754,756
Davis New York Venture	Mutual Fund		1,025,078
Janus Overseas	Mutual Fund		2,163,608
JPMorgan Equity Index*	Mutual Fund		1,594,985
JPMorgan International Value*	Mutual Fund		1,379,655
JPMorgan SmartRetirement 2010*	Mutual Fund		6,425,802
JPMorgan SmartRetirement 2015*	Mutual Fund		9,709,267
JPMorgan SmartRetirement 2020*	Mutual Fund		11,112,533
JPMorgan SmartRetirement 2025*	Mutual Fund		15,575,941
JPMorgan SmartRetirement 2030*	Mutual Fund		16,925,495
JPMorgan SmartRetirement 2035*	Mutual Fund		18,516,821
JPMorgan SmartRetirement 2040*	Mutual Fund		9,466,914
JPMorgan SmartRetirement 2045*	Mutual Fund		4,491,698
JPMorgan SmartRetirement 2050*	Mutual Fund		1,893,355
JPMorgan SmartRetirement Income*	Mutual Fund		3,916,979
Loomis Sayles Bond	Mutual Fund		2,346,437
Loomis Sayles Inv Grade Bond	Mutual Fund		2,335,314
Pennsylvania Mutual Fund	Mutual Fund		1,444,282
T Rowe Price Mid Cap Growth	Mutual Fund		5,332,805

Total shares of registered investment companies			119,816,878
JPMorgan Stable Asset Income Fund*	Stable Value Fund		7,540,263
SFN Group, Inc. common stock*	Company Stock		1,733,153
Various participants*	Participant loans		1,570,676
	(Maturing 2011 to 2025 at
	interest rates of 4.25% to 10.25%) ***
Self-Directed Brokerage Account****	Other		595,961
JPMorgan Money Market Fund*	Money Market Fund		1,782
Total			$131,258,713

Note: Collateral for participant loans is not applicable as loans represent use of participant’s own funds.  Defaults are subject to applicable tax and penalties by the IRS.  Participant loans are due at various maturity dates, and interest is set at the Prime interest rate plus 1% at the date of issuance.

       *Party-in-interest.

**Cost information is not required for participant-directed investments and therefore is not included.

***Net of $13,661 in deemed loan distributions.

****Includes 1,100 shares of SFN Group, Inc. common stock.